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                                                                     EXHIBIT 12

               CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS


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

                                                                        Twelve Months Ended
                                           3/31/99        9/30/98      9/30/97       9/30/96     12/31/95     12/31/94
                                         -------------   -----------  -----------  ------------ ------------ ------------

                                                                             (dollars in thousands)


Fixed charges, as defined:
  Interest expense                           $ 10,279      $ 10,132        9,436        10,101        9,938        8,090
  Amortization of debt
     issuance expense                             597           605          612           612          606          593
                                         -------------   -----------  -----------  ------------ ------------ ------------

      Total fixed charges                    $ 10,876      $ 10,737       10,048        10,713       10,544        8,683
                                         -------------   -----------  -----------  ------------ ------------ ------------
                                         -------------   -----------  -----------  ------------ ------------ ------------

Earnings, as defined:
  Net earnings                               $ 12,266       $ 9,544       10,627         8,211        7,732        5,760
  Add (deduct):
    Income taxes                                7,333         5,694        6,263         4,272        4,508        3,505
    Fixed charges                              10,876        10,737       10,048        10,713       10,544        8,683
                                         -------------   -----------  -----------  ------------ ------------ ------------

      Total earnings                         $ 30,475      $ 25,975       26,938        23,196       22,784       17,948
                                         -------------   -----------  -----------  ------------ ------------ ------------
Ratio of earnings to
  fixed charges                                  2.80          2.42         2.68          2.17         2.16         2.07
                                         -------------   -----------  -----------  ------------ ------------ ------------
                                         -------------   -----------  -----------  ------------ ------------ ------------

Fixed charges and preferred
  dividend requirements:
      Fixed charges                          $ 10,876      $ 10,737       10,048        10,713       10,544        8,683
      Preferred dividend requirements             781           778          811           819          853          898
                                         -------------   -----------  -----------  ------------ ------------ ------------

      Total                                  $ 11,657      $ 11,515       10,859        11,532       11,397        9,581
                                         -------------   -----------  -----------  ------------ ------------ ------------

Ratio of earnings to fixed charges and
 preferred dividend requirements                 2.61          2.26         2.48          2.01         2.00         1.87
                                         -------------   -----------  -----------  ------------ ------------ ------------
                                         -------------   -----------  -----------  ------------ ------------ ------------
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